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                                                                    EXHIBIT 99.3

                            WESTERN WASTE INDUSTRIES
                                1992 OPTION PLAN

1.       ESTABLISHMENT AND PURPOSE OF PLAN

         Western Waste Industries (hereinafter referred to as the "Company") proposes to grant to directors, officers and key employees of the Company non-qualified options or incentive stock options (hereinafter referred to in the aggregate as "Options") or a combination of each to purchase shares of the Company's Common Stock ("Common Stock"), for the purpose of attracting and retaining directors, officers and key employees of ability and experience. Such Options will be granted pursuant to the Plan (hereinafter referred to as the "Plan"). As used in the Plan, the term "Incentive Stock Option" means an option described in Section 422 of the Internal Revenue Code of 1986, as amended. The term "Non-Qualified Stock Option" means a stock option other than an Incentive Stock Option.

2.       MAXIMUM NUMBER OF SHARES SUBJECT TO OPTIONS.

         A maximum of 2,000,000 shares of Common Stock (subject to adjustment in accordance with Section, 6 below), may be issued upon exercise of the Options granted under the Plan. Subject to the foregoing limitation upon the number of shares which may be issued upon exercise of Options, shares covered by the unexercised portion of any Option which has terminated by its terms or which was canceled pursuant to Section 13 hereof may be subject to a subsequent Option granted under the plan.

3.       ADMINISTRATION OF THE PLAN.

         The authority to grant Options under the Plan shall be vested in the Board of Directors of the Company (hereinafter referred to as the "Board") or in such committee as may be appointed from time to time by the Board (which committee is hereinafter referred to as the "Committee"). Subject to the provisions of the Plan, the Board, or the Committee, from time to time on the recommendation of the chief executive officer of the Company, shall determine the directors, officers and key employees to whom, and the time or times at which, Options shall be granted; the number of shares to be subject to each option; the period of each option and other terms and provisions of each option. Options need not be identical. The Board may also interpret the Plan; prescribe, amend and rescind rules and regulations relating to the plan; amend the plan from time to time (subject to limitations set forth in Section 111); and make all other determinations necessary or advisable for the administration of the plan.

4.       ELIGIBILITY.

         a. Incentive Stock Options may be granted to any employee of the Company. No incentive Stock Option shall be granted under this Plan to any employee if the grant of such Incentive Stock Options would cause the aggregate fair market value (determined as of the date the Option is granted, hereinafter referred to as the "Date of Grant") of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by such individual during any calendar year to exceed an amount equal to $100,000.00.

         b. Non-Qualified Stock Options may be granted only to directors, officers or key employees of the Company.

         c. Any director, officer or key employee who has been granted an Option under this or any other stock option plan of the Company may be granted an additional Option or Options under this or any other such plan; subject, however, to any restrictions that may be contained in any other such plan.

5.       EXERCISE PRICE.





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         a.      The exercise price for shares under an Incentive Stock Option shall be not less than 100% of the fair market value of such shares (110% if the optionee at the time the Option is granted owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company) as determined by the Board of Directors or the Committee on the Date of grant, subject to adjustment as provided in Section 6.

         b. The price to be paid for shares covered by a Non-Qualified Stock Option shall be not less than 50% of the fair market value of such shares, as determined by the Board or the Committee on the Date of Grant, subject to adjustment as provided in Section 6, except that, with respect to Non-Qualified Stock Options granted to directors, the price to be paid shall be not less than 100% of the fair market value of such shares as determined by the Board or Committee on the Date of Grant, subject to adjustment as provided in
Section 6.

         In determining the fair market value of such shares, the Board or Committee shall take into consideration the net book value of such shares, the net income per share, liquidation value and, if the Company's stock is publicly traded, the last sale price reflected on an automated quotations system or listed on a national securities exchange, as applicable, as of the Date of Grant, or if no sale price is reported for such date, the last sale price reported as of the last business day immediately preceding the Date of Grant. The price of any shares purchased under exercise of an Option shall be paid in full by any lawful means at the time of each such exercise

6.       ADJUSTMENTS.

         In the event of any change in the Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate or capital structure (not including the issuance of additional shares of any class of the Company's stock for adequate consideration received by the Company), appropriate adjustment shall be made by the Board in the number of shares and the price per share subject to outstanding Options, and in the number of shares and, if any, the par value thereof of the aggregate number of shares available for such Options as set forth in Section 2 hereof. Such adjustment shall be made so that the plan and Options theretofore or thereafter to be issued thereunder shall remain substantially the same as before such change, and so that the benefits receivable under any outstanding Option shall not be increased or decreased from those which the optionee had before such change. The determination of any such adjustment by the Board shall be final, binding and conclusive. Anything herein contained to the contrary notwithstanding, upon the dissolution of the Company, or upon any merger or consolidation of the Company where the Company is not the surviving corporation and the surviving corporation does not agree to exchange its options for Options granted under the plan, all Options granted under the plan shall terminate and thereupon become null and void; but the optionee shall have the right, immediately prior to such dissolution, merger or consolidation, to exercise any such Option without regard to any otherwise applicable restriction as to time of exercise, other than expiration of the Option Period.

7.       OPTION PERIOD AND LIMITATION ON EXERCISE.

         Options shall be exercisable at such times and for such period (the "Option Period") as may be fixed by the Board or the Committee at the Date of Grant.

8.       EFFECT OF TERMINATION OF DIRECTOR OR OFFICER OR EMPLOYEE.

         a. If an optionee ceases to be a director, officer or employee of the Company, for any reason other than death, such optionee may exercise his Options in accordance with their terms only for a period of thirty (30) days after such cessation (but not beyond the Option Period). Any exercise of Options after such cessation may be only to the extent of the full number of shares the optionee was entitled to purchase under the Option on the date of such cessation. The Board, in its sole discretion, may determine to accelerate the exercisability of all or any portion of any such individual's Option upon any such cessation.

         b. If an optionee dies while a director, officer or employee of the Company, any Options held by the deceased optionee will continue in effect and may be exercised in accordance with their terms for a period of twelve (12) months from the date of the optionee's death (but not beyond the Option Period) by the executor or administrator

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of such optionee's estate, or in the event there is no such executor or administrator (or the person holding such position has been discharged), then by the person or persons to whom the optionee is rights under the Option shall pass by will or the laws of descent and distribution.

         c. Options shall not be affected by authorized leaves of absence so long as the optionee continues to be director, officer or employee of the Company.

9.       NONTRANSFERABILITY OF OPTIONS.

         Options granted hereunder shall not be transferable except to the executor or administrator of the optionee's duly appointed and acting guardian or conservator, and shall be exercisable during the optionee's lifetime only by the optionee or by such guardian or conservator for the benefit of the optionee. Options may, however, be surrendered to the Company for cancellation for such consideration and upon such terms as may be mutually agreed upon by the Company and the holder of such Options.

10.      EFFECTIVE DATE AND EXPIRATION OF THE PLAN.

         The Plan becomes effective upon its adoption by the Board of Directors and approval by an affirmative vote of the holders of a majority of the outstanding shares of the Common Stock of the Company present and entitled to vote thereon at the annual meeting of shareholders. Unless sooner terminated, the Plan's authority to grant Options shall expire on November 5, 2002 ("Expiration Date"), but the Plan shall remain in full force and effect beyond the Expiration Date for all Options granted prior to the Expiration Date.

11.      AMENDMENT AND TERMINATION OF THE PLAN PRIOR TO EXPIRATION DATE.

         At any time prior to the expiration of the Plan, the Board may terminate, suspend, modify or amend the Plan, provided that:

                 a. No such modification or amendment shall, without the approval of the holders of a majority of the outstanding voting shares of the Company (i) increase, beyond the amount set forth in Section 2, the total number of shares which may be issued upon exercise of options granted under the Plan (except as provided in Section 6), (ii) provide for the grant of options having an option exercise price per share of Common Stock less than the amount set forth in Section 5, or
         (iii) postpone the date of the expiration of the Plan beyond that set forth in Section 10 above; and

                 b. In no event shall any termination, suspension, modification or amendment of the Plan alter or impair, without the consent of the respective optionee, any rights or obligations under Options theretofore granted under the Plan, subject only to adjustment or cancellation as provided in Section 6, 8, 12 and 13.

12.      COMPLIANCE WITH APPLICABLE LAW.

         This Plan, Options granted hereunder, and the issuance of Common Stock upon exercise of such Options are or may be subject to compliance with various laws and rules, regulations and policies of various regulatory bodies and agencies, including the Securities and Exchange Commission, as now in effect or as may hereafter be adopted or amended. The grant of Options under the Plan and the issuance of Common stock upon the exercise thereof are each expressly conditioned upon compliance with all such laws, rules, regulations and policies. In the event that the Company, after making reasonable efforts to do so, shall be unable to obtain any necessary authorization or permit required in order to implement this Plan or to issue Common Stock upon exercise of Options granted hereunder, or is otherwise unable to comply with any such applicable law, rule, regulation or policy, the Company may decline to allow the exercise of any Option until all such permits or authorizations are issued or until it can effect such compliance. If it is ultimately determined, in the sole judgment of the Board, that the Company cannot reasonably obtain any such permit or authorization or effect such compliance, unexercised Options affected thereby shall thereupon be canceled upon notice to the holders of such Options, all without any liability whatsoever of the Company to any optionee.




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13.      CANCELLATION OR AMENDMENT OF OPTIONS.

         At any time prior to the expiration of the Plan, the Board may, with the written consent of the optionee, cancel or modify all Options, or any portion thereof previously granted to such optionee.

14.      NO RIGHTS AS SHAREHOLDER.

         Optionee shall have no rights as a shareholder with respect to any shares of Common Stock covered by the Option until the date of the issuance of a stock certificate to him. Except as may be provided under Section 6 of the Plan, no adjustment will made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

15.      OPTIONAL FORM OF PAYMENT FOR SHARES.

         Payment for any number of shares of Common Stock of the Company purchased pursuant to the exercise of Options granted hereunder may, at the option of the optionee, be made by delivering to the Company a number of shares of the Common Stock of the Company having a fair market value (on the date such Option is exercised) equal to the Option Price for such shares.

16.      LIMITATION OF RIGHTS; EMPLOYMENT RELATIONSHIP.

         Neither the establishment of the Plan or any modifications thereof, nor the grant of any Options hereunder, shall be construed as giving to any optionee or other person any legal or equitable right against the Company except as specifically provided herein; and, in no event, shall the terms of employment of any employee be modified or in any way be affected hereby.

Note: The foregoing 1992 Stock Option Plan was adopted by the Board of Directors of Western Waste Industries on November 6, 1992 and was approved by majority of the outstanding shares of the Company's Common Stock present and entitled to vote thereon at a meeting of shareholders duly held on January 31, 1994.





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